Exhibit 99.1

INTERPUBLIC ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

* Refreshes Board with Three New Independent Directors
* Forms Board-Level Finance Committee, Reaffirming Commitment To Continued
   Margin Enhancement and Shareholder Value Creation

New York, NY – February 5, 2015 – Interpublic Group (NYSE: IPG) today announced that it has appointed three new independent directors, Deborah G. Ellinger, Henry S. Miller, and Jonathan F. Miller to the Company’s Board of Directors and that two current directors, Jill M. Considine and Richard A. Goldstein, will retire from the Board, effective March 1, 2015.  The candidates chosen by the Board of Directors were identified through a search process it initiated last year, as well as evaluation of independent candidates recommended by Elliott Management, one of Interpublic's largest shareholders.   With these changes announced today, the size of the Board will be increased from 9 to 10 directors, with all ten directors being the Company’s nominees for election at its 2015 Annual Meeting of Shareholders.

As part of the announced changes to the Board of Directors and the Board’s continued commitment to and focus on maintaining best corporate governance practices, the Board has established a Finance Committee, also effective March 1, 2015, to assist the Board in reviewing and analyzing financial matters and operations, including a focus on furthering our progress toward achieving the Company’s target of fully competitive margins.  IPG will continue to provide regular updates on its operations, its plans and its progress toward peer-level margins in the normal course of shareholder communication.

Michael Roth, Chairman and CEO of Interpublic Group, said, “IPG has been successfully executing on a strategic plan that has enabled us to produce strong top-line growth and increased profitability, while delivering industry leading total shareholder returns over the past five years. As we enter 2015, we felt it was important to build on our momentum, consolidate our achievements, reaffirm our commitment to further margin enhancement and position the Company for continued value creation going forward. By refreshing our Board and creating a new Finance Committee, we can accomplish all four of these key objectives. As such, we welcome Deborah Ellinger, Henry Miller, and Jonathan  Miller to the Board and believe they will each make significant contributions as we continue to make strong progress toward achieving our previously announced target of 13% or better operating margin, building on the $1.8 billion of capital we have returned to shareholders since 2011, and providing our clients with cutting-edge creative and digital services.  As always, the Board will consider all potential drivers of shareholder value going forward.”

In connection with today’s Board actions, the Company also announced an agreement with Elliott Management, holder of 6.9% of the Company’s stock. Jesse Cohn, Head of US Equity Activism at Elliott Management, stated, “We are pleased with the constructive dialogue we have had with Interpublic. The Company has shown an impressive commitment to enhancing shareholder value, and Deborah, Henry and Jonathan have the right backgrounds and perspectives to help the Board achieve this goal, both operationally and strategically. We look forward to ongoing collaboration with IPG’s management and Board.”

Mr. Roth added, “We want to thank Jill Considine and Richard Goldstein for their years of exemplary Board service.”

In connection with these actions, Elliott has agreed to certain customary standstill and voting provisions, including voting in favor of all nominees recommended by the Board at the 2015 Annual Meeting of Shareholders. IPG’s full Board is elected annually.

Biographies of the three new directors follow:

Deborah G. Ellinger, former CEO of The Princeton Review, former President of Restoration Hardware.
Deborah G. Ellinger is the former chief executive officer of The Princeton Review where she served in that role from 2012 until 2014.  Ms. Ellinger previously served as President of Restoration Hardware in 2009.  Prior to that, she was the Chief Executive Officer of Wellness Pet Food from 2004 to 2008.  Ms. Ellinger also served as Executive Vice President, Business Development and Strategy at CVS Pharmacy from 2001 to 2003, Senior Vice President, Strategic Planning and Business Development at Staples from 1999 to 2001 and was a partner at The Boston Consulting Group. Ms. Ellinger began her career with Mellon Financial Corporation.  Ms. Ellinger also served as a director of National Life Group from 2007 until 2014, and as a director of Sealy, Inc. from 2010 to 2013. Ms. Ellinger is a member of the Board of Directors of iRobot Corporation.

Henry S. Miller, Chairman of Marblegate Asset Management
Henry S. Miller has been Chairman of Marblegate Asset Management, LLC since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank, from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group.  Mr. Miller is a member of the Board of Directors of American International Group and was a member of the Board of Directors of Ally Financial Inc. from August 2012 until July 2014.

Jonathan F. Miller, Partner at Advancit Capital, former Chief Digital Officer of News Corporation and former Chief Executive Officer of AOL
Jonathan F. Miller was the Chairman and Chief Executive of News Corporation’s digital media group and News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Interactive, a predecessor to IAC/InterActiveCorp (“IAC”). Mr. Miller also served as a director of Ticketmaster Entertainment, Inc. from August 2008 until January 2010, and as a director of Live Nation Entertainment, Inc. from January 2010 through April 2011. Mr. Miller is a member of the Board of Directors of AMC Networks Inc., Shutterstock, Inc. RTL Group SA and TripAdvisor, Inc.

About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include BPN, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNA GLOBAL, McCann, Momentum, MRM//McCann, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

Contact Information
Media:
Tom Cunningham
Interpublic Group
 (212) 704-1326

George Sard/Michael Henson/Meghan Gavigan
Sard Verbinnen & Co
(212) 687-8080 / +44 (0)20 3178 8917

Analysts, Investors:
Jerry Leshne
Interpublic Group
 (212) 704-1439